Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

April 19, 1999

Board of Directors
Preferred Life Insurance Company of New York
152 W 57th Street, 18th Floor
New York, NY 10019

Re:     Opinion and Consent of Counsel
        Preferred Life Variable Account C

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form N-4 for the Individual Deferred Variable Annuity Contracts to be issued by Preferred Life Insurance Company of New York and its separate account, Preferred Life Variable Account C.

We are of the following opinions:

1. Preferred Life Variable Account C is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD, & HASENAUER, P.C.

By: /s/ LYNN KORMAN STONE
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        Lynn Korman Stone